Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of Neos Therapeutics, Inc. filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of our report dated April 24, 2015, except for the Reverse Stock Split paragraph of Note 20, as to which the date is July 10, 2015, relating to our audits of the consolidated financial statements, appearing in the Prospectus, which is part of the Registration Statement (No. 333-205106) on Form S-1.

We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ McGladrey LLP

New York, New York

July 22, 2015